Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Employee Stock Purchase Plan (as amended) of Cree, Inc. of our report dated January 27, 2011, except for the last paragraph of Note 18, as to which the date is August 17, 2011, with respect to the consolidated balance sheet of Ruud Lighting, Inc. and its subsidiaries as of October 30, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Cree, Inc. dated October 19, 2011 filed with the Securities and Exchange Commission.

/s/ CliftonLarsonAllen LLP

Racine, Wisconsin
January 27, 2012